Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S1/A-2 of our report dated June 18, 2015 with respect to the audited financial statements of Mondovita Corp. for the period from inception (November 24, 2014) through March 31, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 26, 2015